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                                                                   Exhibit 10.10

                                           Translation from Russian into English


                            CONTRACT No. 05-04/01-A


Chisinau City                                                         01.03.2001

"Asconi" Ltd. (S.R.L.) (Republic of Moldova), hereinafter referred to as the Seller, in the person of General Director Jitaru K.P. acting on the Statute basis and "WINNICE MOLDOWY", Poland, Warsaw, hereinafter referred to as the Buyer, in the person of Director Kasianov Iu. acting on the Statute basis, jointly hereinafter referred to as the parties, hereby agree as follows:


                           1. SUBJECT OF THE CONTRACT

1.1. The Seller undertakes to deliver (produce, mark and ship) the goods and pass them to the ownership of the Buyer, and the Buyer undertakes to accept the goods and perform the customs clearance ofthe goods.
1.2. The goods under the Contract are strong drinks (wine) according to Euro-standard in quantity, assortment and at prices stated in Annexes (Specifications) to the present Contract that make up an integral part of the Contract.


             2. PRICE OF THE GOODS AND TOTAL VALUE OF THE CONTRACT

2.1. Price for each title of the goods under the present Contract is quoted in USA dollars, stated in Annexes (Specifications) to the present Contract and includes cost of package and marking as well as delivery of the goods to the place of destination on CPT terms, Warsaw.
2.2. The total value of the Contract constitutes 5 000 000 (five million) US dollars.
2.3. The total value of the Contract may be increased or reduced only by the parties' consent.


                      3. TERMS AND CONDITIONS OF DELIVERY

3.1. Delivery of the goods shall be performed on CPT terms, Warsaw, according to INOTERMS 2000.
3.2. Under the present Contract delivery of the goods shall be performed in lots in the quantity and assortment agreed upon by the parties.
3.3. The goods shall be delivered within 15 (fifteen) days of the date of notification the Seller by the Buyer about its readiness to accept a certain lot of the goods. This notification shall be given by fax.
3.4. Delivery of the goods ahead of time without prior authorization of the Buyer shall not be allowed.
3.5. Loading of the goods on transport facilities and their fixing shall be performed in a way excluding damage and breakage of the goods during further transportation.

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                                           Translation from Russian into English


                  4. QUALITY OF THE GOODS. PACKING AND MARKING

4.1. Quality of the goods and package shall comply with sanitary regulations of the Buyer's country. Package of the goods shall ensure safe and sound conditions of the goods during transportation and storage.
4.2. Compliance of the goods with the stated above regulations shall be supported with the following documents:
- Compliance certificate for each lot of the goods issued by the state competent authority in the country of the origin of the goods, which shall indicate at least the title of the goods, actual data of the goods quality, packing and marking of the goods (in accordance with the quality requirements to package current in the county of the Seller), actual date of production.
4.3. Label, contr-label, foil, and cork on each item as well as the bottle shall satisfy the current European standards. Patterns of the labels and contr-labels are agreed upon with the Buyer and are subject to its approval.
4.4. Each item of the goods under the present Contract shall be marked by excise labels granted by the Buyer to the Seller for each shipped lot. Marking is carried out by means of gluing the excise label ("horse-shore" shaped) to the neck of each bottle with a glue that will not allow to remove the label from the goods or uncork the bottle without damage to the label.
4.5. All boxes with the goods shall be marked with indelible ink in English and Russian and show the following information:
-     Name, address and telephones of the Shipper and the Consignee,
-     Net and gross weight, kg,
-     Date of bottling.


                    5. DELIVERY AND ACCEPTANCE OF THE GOODS

5.1. The goods are accepted with the following documents:
- Properly issued Invoice indicating: title of the goods, quantity of the goods, price per item, numbers of transport, series of excise labels for each title of the goods and their numbers, quantity of the goods with certain labels and the whole capacity in liters.
-     Certificate of the Goods Origin (CT 1).
- Compliance Certificate issued by the Center of Standardization of Moldova Republic or other relevant authority.
-     Test Reports.
-     Quality Certificate.
-     Properly issued waybill.
- Copies of export declaration certified by customs authorities of Moldova Republic.
-     Sanitary Certificate.
- Other necessary documentation specified by the current legislation of the Republic of Poland.
5.2. Upon the results of acceptance of quality and quantity of the goods, an Acceptance Report is issued. Data of the Report is final and binding for both the Seller and the Buyer.

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                                           Translation from Russian into English


5.3. Quality of the goods shall be verified by the expertise carried out by competent authorities of the Republic of Poland and in case of questionable points by representatives of the Chamber of Commerce and Industry of Poland.
5.4. If, through the stated above expertise, the quality or package or marking of the goods are found to be inadequate to the conditions of the present Contract, the Seller shall replace the faulty goods to the goods of specified quality at the Seller's expense, indemnify the Buyer for all losses arisen in that case and pay a penalty to the amount stated in art.
      10.3 of the present Contract.
5.5. The Seller shall grant the Buyer or its representative a right to check the quality, packing and marking of the goods at any suitable for the Buyer time before the shipment of the goods.
      If, during the stated above inspection, the Buyer or its representative finds that the quality and/or marking of any lot of the goods does not meet the requirements of the present Contract, the Buyer or its representative shall have the right to cancel the shipment of that lot of the goods. In this case the Seller shall immediately replace the faulty lot of the goods.


                            6. TRANSPORTATION TERMS

6.1. During the period of 24 hours from the shipment of the goods, the Seller or its agent shall inform the Buyer by telex or telegraph of the following:
-     title of the goods,
-     model and state numbers of transport facilities,
-     quantity and gross weight of the goods according to each waybill,
-     Copies of invoices and other covering letters,
-     Schemes of the goods loading and fixing in the transport facilities.


                            7. TERMS OF THE PAYMENT

7.1. Payment for each delivered lot under the present Contract shall be performed within 90 (ninety) days upon receipt of that lot of the goods by the Buyer. All bank expenses, including bank charge, on the territory of Poland Republic shall be covered by the Buyer, out of the territory of Poland Republic - by the Seller.
7.2. Payment is made in US dollars. Upon agreement of the parties the payment may be performed in German marks (DM) or other currency.
7.3. The Buyer shall bear all expenses and duties, including custom duties, taxes on booking and carrying out the present Contract, arisen on the territory of Poland, the Seller - out of the territory of Poland Republic.

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                                           Translation from Russian into English

                                   8. CLAIMS

8.1.  The Seller reserves the right to make a claim:
- regarding the quantity, damage, shortage, bottles and package - during 60 days of receipt;
-     regarding the quality - during 120 days of receipt.
The claim shall be supported with Expertise Report issued by the Chamber of Commerce and Industry of Poland or by the Head Lab of the State Customs of Poland Republic.
The Seller shall confirm the claim within 30 days period from the date of its issuing by the Buyer. If there is no response during the stated above 30 days period, the claim shall be considered accepted.


                                 9. ARBITRATION

9.1. All disputes and questions arisen under the present Contract or in its connection between the parties shall be settled in a friendly manner by means of negotiations of the patties.

9.2. If the parties fail to settle the disputes by means of negotiations and consultations then the disputes shall be submitted to the International Commercial Arbitration Court (ICAC) under the Chamber of Commerce and Industry (CCI) of Poland Republic in Warsaw in accordance with its current regulations. The present Contract is governed under the legislation of the Republic of Poland. The award of the ICAC is final and binding upon both parties.


                      10. RESPONSIBILITIES OF THE PARTIES

10.1. If the Seller infringes or partially infringes its obligations under the present Contract, the Seller shall indemnify the Buyer for all losses in that connection.
10.2. In case of the delay in delivery or short-delivery of the goods the Seller shall pay the Buyer a penalty to the following amounts:
- for the first 15 (fifteen) days of the delay - 0.05% per day of the delay from the total value of the non-delivered or short-delivered goods;
- from 16th (sixteenth) day of the delay -- 0.12% per day of the delay from the total value of the non-delivered or short-delivered goods;
10.3. In case of infringement of the requirements to the quality of the goods, the Seller shall pay the Buyer a penalty to the amount of 3% from the value of the delivered goods.
10.4. If the Seller infringes conditions stated in art. 6.1 of the present contract, the Seller shall pay the Buyer a penalty to the amount of 0.1% from the value of the lot shipped without notice.

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                                           Translation from Russian into English


10.5. The Seller shall bear responsibility for loss and damage of excise labels given by the Buyer, to the amount of the total value: the cost of 1 label is equal to the cost of an item including all customs duties, cost of the label itself and cost of its procurement.
10.6. In case of improper issue by the Seller of covering bills caused the demurrage of the transport facilities and accordingly ill-timed custom clearance of the lot of the goods delivered on the territory of Poland, the Seller shall completely indemnify the Buyer for the losses in that connection within 10 days of the date stated in the certificate confirming these losses issued by the latter as well as pay a penalty to the amount of 0.5% from the value of the delivered lot of the goods.
10.7. In case of delivery the goods with infringement of art. 4.3, 4.4 and 4.5 of the present Contract, the Seller shall pay the Buyer a penalty to the amount of 1% from the value of the delivered lot.

10.8. The Buyer has the right to decline the penalties paid by the Seller and stipulated in the present art. 10, provided that the Seller reduces the value of the delivered goods by the amount of these penalties.


                                11. FORCE MAJOR

11.1. The parties shall be released from their responsibility for non-fulfillment of their obligations under the present Contract if this non-fulfillment comes as a result of exceptional circumstances arisen after the signing of the present Contract and these circumstances and reasons led to them (Force Major) being beyond the parties control affected on the performance of the given Contract.
11.2. Force Major shall include: earth-quake, flood, fire, hurricane, strike, epidemic, blockade, embargo, legislative acts, wars and other circumstances that impede the fulfillment of the present Contract and are outside of the parties control.
11.3. In case of Force Major the validity of the Contract shall be extended accordingly by the period of the exceptional circumstances.
11.4. The parties shall immediately but not later than in 10 (ten) days, inform each other by any available means about Force Major circumstances and their probable duration. A certificate issued by the CCI of the relevant party can be considered as an appropriate evidence of the stated above circumstances. If any party fails to notify the other one about Force Major circumstances and their duration, that party shall bear the complete responsibility for losses suffered by the other party in that connection.
11.5. If Force Major circumstances last more than 50 (fifty) days, the parties have the right to cancel unilaterally the present Contract without any responsibilities to indemnify the other party for losses.


                              12. OTHER CONDITIONS

12.1. No party has the right to assign its rights and obligations under the present Contract to the third party without prior written consent of the other party.
12.2. All clauses and provisions of the present Contract are confidential and not subject to disclosure.

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                                           Translation from Russian into English


12.3. Any modifications and annexes to the present Contract come to force if they are made in written form and signed by both parties or authorized persons.

12.4. The present Contract is drawn up in two juridical equal copies on 6 (six) pages, one copy for each party.

12.5. Upon signing the present Contract the Seller shall grant the Buyer an exclusive right to sell the goods on the territory of Poland and shall not pass it to another person or subject without prior consent of the Buyer.

12.6. The present Contract comes into force upon signing and valid until the complete fulfillment of the contractual obligations by the parties.


           13. JURIDICAL ADDRESSES OF THE PARTIES AND BANK REQUISITES

13.1. THE SELLER: "Asconi" Ltd. (SRL), Republic of Moldova, Chisinau District, Puhoi village, fiscal code 231582.
      Currency account: CREDIT LYONNAIS, NEW YORK, USA SWIFT - CRLYUS33, . UNIVERSALBANK, CHISINAU, MOLDOVA, SWIFT - UNVBMD2X, IN FAVOUR: SRL ASCONI ACC. 22240001016840,
13.2. THE BUYER: "WINNICE MOLDOWY' Sp.z.o.o. 01 876 Warsaw, Bronrewskiego 99/44 tel/fax: 022 633-40-13.


                                    [SEAL]

The translation has been performed at the translation office "INTACT-SERVICE"
SRL.


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